EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings

CORYDON, Ind., Oct. 25, 2024 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ: FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $2.9 million, or $0.87 per diluted share, for the quarter ended September 30, 2024, compared to net income of $3.1 million, or $0.94 per diluted share, for the quarter ended September 30, 2023.

Results of Operations for the Three Months Ended September 30, 2024 and 2023

Net interest income after provision for credit losses increased $415,000 for the quarter ended September 30, 2024 as compared to the same period in 2023. Interest income increased $2.0 million when comparing the periods due to an increase in the average yield on interest-earning assets from 3.96% for the third quarter of 2023 to 4.53% for the third quarter of 2024. The average balance of interest-earning assets increased from $1.13 billion for the quarter ended September 30, 2023 to $1.17 billion at September 30, 2024. The increase in the yield was primarily due to an increase in the yield on loans to 6.09% for the third quarter of 2024 compared to 5.74% for the same period in 2023. In addition, the Company’s lower yielding securities continue to mature with proceeds being reinvested in higher yielding loans or federal funds sold. When compared to the quarter ended September 30, 2023, the average balance of the Company’s securities decreased $59.0 million, while the Company’s average loans and federal funds sold balances increased $40.6 million and $58.0 million, respectively, during the quarter ended September 30, 2024. Interest expense increased $1.5 million when comparing the periods due to an increase in the average cost of interest-bearing liabilities from 1.30% for the third quarter of 2023 to 1.87% for the third quarter of 2024, in addition to an increase in the average balance of interest-bearing liabilities from $813.2 million for the third quarter of 2023 to $875.8 million for the third quarter of 2024. The Company had no outstanding advances from the Federal Home Loan Bank (“FHLB”) during the quarter ended September 30, 2024 compared to $3.3 million with an average rate of 6.03% during the quarter ended September 30, 2023. The Company had average outstanding borrowings under the Federal Reserve Bank’s Bank Term Funding Program (“BTFP”) of $33.6 million and $13.0 million with an average rate of 4.89% and 5.02% during the quarters ended September 30, 2024 and 2023, respectively. As a result of the changes in interest-earning assets and interest-bearing liabilities, the net interest margin increased from 3.02% for the quarter ended September 30, 2023 to 3.12% for the same period in 2024.

Based on management’s analysis of the Allowance for Credit Losses (“ACL”) on loans and unfunded loan commitments, the provision for credit losses increased from $290,000 for the quarter ended September 30, 2023 to $463,000 for the quarter ended September 30, 2024. The increase was due to loan growth during the period, the increase in nonperforming assets during the quarter described later in this release, as well as management’s consideration of macroeconomic uncertainty. The Bank recognized net charge-offs of $64,000 and $19,000 for the quarters ended September 30, 2024 and 2023, respectively.

Noninterest income decreased $147,000 for the quarter ended September 30, 2024 as compared to the same period in 2023. The Company recognized a $196,000 loss on equity securities for the quarter ended September 30, 2024 compared to a loss of $131,000 for the same quarter in 2023. The Company did not sell any securities during the quarter ended September 30, 2024. The Company recognized a net $63,000 gain on sale of securities during the quarter ended September 30, 2023. During the quarter ended September 30, 2023, the Company sold securities available for sale with a market value of $9.4 million and an amortized cost basis of $9.5 million resulting in a net loss of $94,000. The net loss was more than offset by the $157,000 gain on sale of the Company’s VISA Class B stock in September 2023. In addition, other income decreased $54,000 during the quarter. These were partially offset by increases of $17,000 and $13,000 in ATM and debit card fees and service charges on deposit accounts, respectively.

Noninterest expense increased $543,000 for the quarter ended September 30, 2024 as compared to the same period in 2023, due primarily to increases in professional fees and compensation and benefits of $213,000 and $160,000, respectively. The increase in professional fees is primarily due to increased costs associated with the Company’s annual audit and fees being accrued for the Company’s ongoing core contract negotiations. The increase in compensation and benefits is due to standard increases in salary and wages as well as increases in the cost of Company-provided health insurance benefits. In addition, data processing, advertising, and occupancy and equipment expenses increased $51,000, $45,000, and $41,000, respectively.

Income tax expense decreased $35,000 for the third quarter of 2024 as compared to the third quarter of 2023 primarily due to a decrease in the Company’s taxable income. The effective tax rate for the quarter ended September 30, 2024 was 15.6% compared to 15.4% for the same period in 2023.

Results of Operations for the Nine Months Ended September 30, 2024 and 2023

For the nine months ended September 30, 2024, the Company reported net income of $8.7 million, or $2.59 per diluted share, compared to net income of $9.7 million, or $2.89 per diluted share, for the same period in 2023.

Net interest income after provision for credit losses increased $72,000 for the nine months ended September 30, 2024 compared to the same period in 2023. Interest income increased $5.3 million when comparing the two periods due to an increase in the average yield on interest-earning assets from 3.80% for the nine months ended September 30, 2023 to 4.37% for the same period in 2024.   The increase in the yield was primarily due to an increase in the yield on loans to 5.99% for the first nine months of 2024 compared to 5.57% for the same period in 2023. In addition, the Company’s lower yielding securities continue to mature with proceeds being reinvested in higher yielding loans or federal funds sold. When compared to the nine months ended September 30, 2023, the average balance of the Company’s securities decreased $49.7 million, while the Company’s average loans and federal funds sold balances increased $50.8 million and $15.5 million, respectively, during the nine months ended September 30, 2024. Interest expense increased $5.0 million as the average cost of interest-bearing liabilities increased from 0.98% for the nine months ended September 30, 2023 to 1.72% for the same period in 2024, in addition to an increase in the average balance of interest-bearing liabilities from $805.1 million for the first nine months of 2023 to $846.8 million for the same period of 2024. The Company had average outstanding advances from the FHLB of $2.3 million and $2.6 million with an average rate of 5.69% and 5.49% during the nine months ended September 30, 2024 and 2023, respectively. The Company had average outstanding borrowings under the Federal Reserve Bank’s BTFP of $33.1 million and $6.4 million with an average rate of 4.84% and 5.03% during the nine months ended September 30, 2024 and 2023, respectively. As a result of the changes in interest-earning assets and interest-bearing liabilities, the net interest margin decreased from 3.10% for the nine months ended September 30, 2023 to 3.09% for the nine months ended September 30, 2024.

Based on management’s analysis of the ACL on loans and unfunded loan commitments, the provision for credit losses increased from $833,000 for the nine months ended September 30, 2023 to $1.1 million for the nine months ended September 30, 2024. The increase was due to loan growth during the period, the increase in nonperforming assets described later in this release, as well as management’s consideration of macroeconomic uncertainty. The Bank recognized net charge-offs of $149,000 for the nine months ended September 30, 2024 compared to $380,000 for the same period in 2023.

Noninterest income decreased $79,000 for the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023 primarily due to the Company recognizing a $270,000 loss on equity securities during the nine months ended September 30, 2024 compared to an $86,000 loss during the same period in 2023.   This was partially offset by increases of $77,000 and $30,000 from gains on sale of loans and service charges on deposit accounts, respectively.

Noninterest expenses increased $1.2 million for the nine months ended September 30, 2024 as compared to the same period in 2023. This was primarily due to increases in professional fees, compensation and benefits, data processing, and other expenses of $424,000, $374,000, $130,000, and $179,000, respectively, when comparing the two periods. The increase in professional fees is primarily due to increased costs associated with the Company’s annual audit and fees being accrued for the Company’s ongoing core contract negotiations. The increase in compensation and benefits is due to standard increases in salary and wages as well as increases in the cost of Company-provided health insurance benefits. The increase in data processing expense is primarily due to increased debit card interchange fees. Increases in other expenses included a $77,000 increase in the Company’s support of local communities through sponsorships and donations, $26,000 in increased dues and subscriptions and $24,000 of additional FDIC insurance assessments for the nine months ended September 30, 2024 compared to the same period of 2023.

Income tax expense decreased $238,000 for the nine months ended September 30, 2024 as compared to the same period in 2023 resulting in an effective tax rate of 15.0% for the nine months ended September 30, 2024, compared to 15.4% for the same period in 2023.

Comparison of Financial Condition at September 30, 2024 and December 31, 2023

Total assets were $1.19 billion and $1.16 billion at September 30, 2024 and December 31, 2023, respectively. Net loans receivable and total cash and cash equivalents increased $16.2 million and $51.3 million from December 31, 2023 to September 30, 2024, respectively, while securities available for sale decreased $28.8 million, during the same period. Deposits were $1.03 billion at December 31, 2023 and September 30, 2024. The Bank had $33.6 million in borrowings outstanding through the Federal Reserve Bank’s BTFP at September 30, 2024 compared to $21.5 million at December 31, 2023. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, and foreclosed real estate) increased from $1.8 million at December 31, 2023 to $4.5 million at September 30, 2024.   The increase was primarily due to the nonaccrual classification of two commercial loan relationships totaling $2.6 million. Loans in the relationship are secured by a variety of real estate and business assets.

The Bank currently has 18 offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; the quality and composition of the loan and investment portfolios; loan demand; deposit flows; changes in accounting principles and guidelines; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf. These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Joshua Stevens
Chief Financial Officer
812-738-1570

FIRST CAPITAL, INC. AND SUBSIDIARIES
Consolidated Financial Highlights (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
OPERATING DATA	2024	2023	2024	2023
(Dollars in thousands, except per share data)

Total interest income	$13,224	$11,179	$37,279	$31,966
Total interest expense	4,099	2,642	10,897	5,926
Net interest income	9,125	8,537	26,382	26,040
Provision for credit losses	463	290	1,103	833
Net interest income after provision for credit losses	8,662	8,247	25,279	25,207

Total non-interest income	1,800	1,947	5,722	5,801
Total non-interest expense	7,024	6,481	20,781	19,548
Income before income taxes	3,438	3,713	10,220	11,460
Income tax expense	537	572	1,532	1,770
Net income	2,901	3,141	8,688	9,690
Less net income attributable to the noncontrolling interest	3	3	10	10
Net income attributable to First Capital, Inc.	$2,898	$3,138	$8,678	$9,680

Net income per share attributable to First Capital, Inc. common shareholders:
Basic	$0.87	$0.94	$2.59	$2.89

Diluted	$0.87	$0.94	$2.59	$2.89

Weighted average common shares outstanding:
Basic	3,347,236	3,345,869	3,345,863	3,347,823

Diluted	3,347,236	3,345,869	3,345,863	3,347,823

OTHER FINANCIAL DATA

Cash dividends per share	$0.29	$0.27	$0.83	$0.81
Return on average assets (annualized) (1)	0.97%	1.09%	0.99%	1.13%
Return on average equity (annualized) (1)	10.48%	13.53%	10.84%	14.14%
Net interest margin	3.12%	3.02%	3.09%	3.10%
Interest rate spread	2.66%	2.66%	2.65%	2.82%
Net overhead expense as a percentage of average assets (annualized) (1)	2.35%	2.25%	2.38%	2.28%

	September 30,	December 31,
BALANCE SHEET INFORMATION	2024	2023

Cash and cash equivalents	$89,939	$38,670
Interest-bearing time deposits	2,695	3,920
Investment securities	415,469	444,271
Gross loans	639,566	622,414
Allowance for credit losses	8,959	8,005
Earning assets	1,119,791	1,083,898
Total assets	1,189,295	1,157,880
Deposits	1,030,249	1,025,211
Borrowed funds	33,625	21,500
Stockholders' equity, net of noncontrolling interest	116,775	105,233
Allowance for credit losses as a percent of gross loans	1.40%	1.29%
Non-performing assets:
Nonaccrual loans	4,483	1,751
Accruing loans past due 90 days	-	-
Foreclosed real estate	-	-
Regulatory capital ratios (Bank only):
Community Bank Leverage Ratio (2)	10.25%	9.92%

(1) See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.
(2) Effective March 31, 2020, the Bank opted in to the Community Bank Leverage Ratio (CBLR) framework. As such, the other regulatory ratios are no longer provided.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Return on average assets before annualization	0.24%	0.27%	0.75%	0.85%
Annualization factor	4.00	4.00	1.33	1.33
Annualized return on average assets	0.97%	1.09%	0.99%	1.13%

Return on average equity before annualization	2.62%	3.38%	8.13%	10.60%
Annualization factor	4.00	4.00	1.33	1.33
Annualized return on average equity	10.48%	13.53%	10.84%	14.14%

Net overhead expense as a % of average assets before annualization	0.59%	0.56%	1.78%	1.71%
Annualization factor	4.00	4.00	1.33	1.33
Annualized net overhead expense as a % of average assets	2.35%	2.25%	2.38%	2.28%